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                         SUPPLEMENT TO AGENCY AGREEMENT


        Supplement to Agency Agreement ("Supplement") made as of April 1, 1995 and between the registered investment company executing this document (the "Fund") and Investors Fiduciary Trust Company ("Agent").

        WHEREAS, the Fund and Agent are parties to an Agency Agreement ("Agency Agreement"), as supplemented from time to time;

        WHEREAS, Section 5.A. of the Agency Agreement provides that the fees payable by the Fund to Agent thereunder shall be as set forth in a separate schedule to be agreed to by the Fund and Agent; and

        WHEREAS, the parties desire to reflect in this Supplement the revised fee schedule for the Agency Agreement as in effect as of the date hereof;

        NOW THEREFORE, in consideration of the premises and the mutual covenants herein provided, the parties agree as follows:

        1. The revised fee schedule for services provided by Agent to the Fund under the Agency Agreement as in effect as of the date hereof is set forth in Exhibit A attached hereto.

        2. This Supplement shall become a part of the Agency Agreement and subject to its terms and shall supersede all previous fee schedules under such agreement as of the date hereof.

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        IN WITNESS WHEREOF, the Fund and Agent have duly executed this
Supplement as of the day and year first set forth above.


                                        TAX-EXEMPT CALIFORNIA MONEY MARKET FUND


                                        By:  /s/ John E. Peters
                                            -----------------------------------

                                        Title:   Vice President
                                               --------------------------------



                                        INVESTORS FIDUCIARY TRUST COMPANY

                                        By:  /s/ Stephen E. Hilliard
                                            -----------------------------------

                                        Title:  Executive Vice President
                                               --------------------------------


                                  EXHIBIT A

                                 FEE SCHEDULE


Transfer Agency Function                          Fee Payable by Fund
------------------------                          -------------------

1.  Maintenance of open shareholder               $13.00 per year per account.
    account.

2.  Maintenance of closed shareholder             $6.00 per year per account.
    account.

The out-of-pocket expenses of IFTC will be reimbursed by Fund in accordance with the provisions of Section 5 of the Agency Agreement.

As reflected in Section 21 of the Agency Agreement, the responsibilities of IFTC under the Agency Agreement have been assigned to Kemper Service Company ("KSVC"). KSVC will, from time to time, enter into Omnibus Account Services Agreements ("Omnibus Agreements") with one or more financial services firms ("Firms") that will maintain shares of the Fund owned by their clients ("client-shareholders") in one or more "street-name" or "omnibus" accounts ("omnibus accounts") on the books of KSVC and will provide recordkeeping and other services with respect to the accounts of such client-shareholders. For services provided under the Omnibus Agreements, KSVC will provide compensation to the Firms. For purposes of determining the fees payable by the Fund to IFTC under the Agency Agreement relating to such omnibus accounts, the fees noted above for maintenance of open and closed shareholder accounts (but not for disaster recovery) will be based upon the number of client shareholder accounts on the records of the Firms maintaining shares in such omnibus accounts.